Exhibit 99.1

Sphere 3D Announces Agreement with Core Scientific

Toronto, Ontario--(Newsfile Corp. - January 23, 2024) - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), dedicated to becoming the leading carbon-neutral Bitcoin mining company has reached a settlement agreement (the "Settlement Agreement") with Core Scientific, Inc. (together with its affiliates, "Core") which was approved by United States Bankruptcy Judge Christopher M. Lopez on January 16, 2024 as part of Core's emergence from bankruptcy. Pursuant to the Settlement Agreement:

  Sphere 3D will receive $10,000,000 in equity of Core;
  Sphere 3D will receive access to a pool of additional equity, if the value of the equity decreases from plan value; and
  Sphere 3Dand Core have mutually released claims against each other, but have expressly preserved Sphere 3D's claims against Gryphon Digital Mining, Inc. ("Gryphon").

Sphere 3D reached an agreement with Core for $10,000,000 of equity which will be available for trading upon Core's Effective date. The Settlement Agreement includes access to potential additional funds for interest as well as an additional equity pool if the value of Core's equity decreases in the 18 months after the date of the Settlement Agreement commensurate with the other unsecured creditors.

Sphere 3D believes the settlement was in the best interests of its shareholders given the uncertainty of litigation.  Consistent with Sphere 3D's view, Judge Lopez acknowledged in approving the settlement that the case was complex and would have required extensive deliberations to resolve. Judge Lopez acknowledged the efforts that Sphere 3D and Core had put into the settlement negotiations.

The terms of the Settlement Agreement expressly do not waive any claim Sphere has against Gryphon. Sphere 3D is seeking recovery from Gryphon for damages in connection with Gryphon's failure to file a timely proof of claim before the deadline in the Core bankruptcy proceeding before the filing deadline.  Core previously contested Sphere 3D's proof of claim arguing that Gryphon's failure to file the proof of claim before the passage of the bar date deadline invalidated the claim.

CEO Comments

"The settlement of this case provides us with non-dilutive capital to grow and focus all efforts on our strategic growth initiatives,"  said Patricia Trompeter, CEO of Sphere 3D.  "We are glad that the Settlement Agreement will enable us to recover capital."

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a net carbon-neutral cryptocurrency miner with more than a decade of proven enterprise data-services expertise. Sphere 3D is growing its industrial-scale Bitcoin mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about Sphere 3D, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K, Form 10-Q and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com